Exhibit 99.1

UPC Holding B.V.

UPC Holding Reports Selected Third Quarter 2010 Results

Amsterdam, the Netherlands — November 4, 2010: UPC Holding B.V. (“UPC Holding”) is today providing selected, preliminary unaudited financial and operating information for the three and nine months ended September 30, 2010. UPC Holding is an indirectly owned subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release will be posted to the Liberty Global website (www.lgi.com). In addition, UPC Holding’s unaudited condensed consolidated financial statements with the accompanying notes are expected to be posted prior to the end of November 2010.

Financial and operating highlights for the quarter ended September 30, 2010 (“Q3”) as compared to the results for the same period last year (unless noted) include:(1)

•                  Organic RGU(2) additions of 53,000 in Q3 2010, led by strong Western European performance

•                  Revenue increased 10% to €949 million and operating cash flow (“OCF”)(3) increased 9% to €468 million

•                  Reflects rebased(4) revenue and OCF growth of 4% and 3%, respectively

•                  Consolidated OCF margin(5) reached 49.3% in Q3, a sequential improvement from 46.8% in Q2 2010

•                  Operating income grew 40% to €211 million

•                  Capital expenditures as a percentage of revenue decreased 240 basis points to 22.0% of revenue

Financial Results

We reported consolidated revenue of €949 million and €2.77 billion for the three and nine months ended September 30, respectively. Due to a combination of favorable foreign currency (“FX”) movements and organic growth, our revenue for the three- and nine-month 2010 periods increased by 10% and 8%, respectively, as compared to the corresponding prior year periods. Adjusting for the impact of FX movements and acquisitions, we realized rebased revenue growth of 4% and 3% for the three and nine months ended September 30, 2010, respectively.

With respect to Q3 rebased revenue growth, our European operations (“UPC Europe”) achieved year-over-year growth of 4%, of which Western Europe and Central and Eastern Europe (“CEE”) accounted for rebased revenue growth of 5% and 1%, respectively. Not only did UPC Europe achieve its fifth consecutive quarter of higher rebased revenue growth, our collective Western European operations had their best quarter in three years. Of particular significance, our Dutch operation, which has added over 350,000 advanced service RGUs in the last twelve months, delivered rebased revenue growth of 9% in the third quarter. In terms of our rebased revenue growth in CEE, our top-line growth in Poland was largely offset by rebased revenue declines in our competitively-challenged Hungarian and Romanian operations. Beyond Europe, our Chilean operation (“VTR”) posted 7% rebased revenue growth in the third quarter, reflecting an improving revenue trend.

For the three and nine months ended September 30, 2010, OCF increased 9% to €468 million and 6% to €1.32 billion, respectively, as compared to the corresponding prior year periods. Year-over-year OCF growth for both the three- and nine-month periods resulted primarily from favorable FX movements and to a lesser extent organic growth. Adjusting for FX and acquisition effects, our rebased OCF reflects growth of 3% and 2% for the three and nine months ended September 30, 2010, respectively.

Similar to our second quarter results, our rebased OCF growth in Q3 was driven by our Western European and Chilean operations, which delivered rebased OCF growth of 5% and 12%, respectively, while our CEE operations realized a decline of 4% in rebased OCF on a year-over-year basis. Our third quarter rebased OCF growth in

Western Europe was our strongest of the year, led by our Irish and Dutch operations posting rebased OCF growth of 16% and 6%, respectively, while our Swiss operation achieved rebased OCF growth of 3%. In terms of our CEE operations, our Romanian and Hungarian cable operations continue to weigh heavily on our year-over-year growth.

We reported OCF margins of 49.3% and 47.8% for the three and nine months ended September 30, 2010, reflecting margin declines of 50 basis points for both periods as compared to the corresponding 2009 periods. On a regional basis, UPC Europe and VTR realized Q3 OCF margins of 50.5% and 43.4%, respectively, which reflect a decrease of 70 basis points and an increase of 190 basis points, respectively, as compared to the prior year period. For UPC Europe, Q3 OCF margins were flat on a year-over-year basis for our Western Europe segment and were down 280 basis points for our CEE segment, largely due to Romania and Hungary. On the other hand, we realized year-over-year OCF margin improvement in VTR for the third quarter due in part to more favorable FX movements impacting our U.S. dollar denominated programming costs and the continued benefit of operating leverage.

In addition, the Hungarian government has recently approved a revenue-based tax for telecommunications companies that will become law later in the fourth quarter of 2010. The new Hungarian tax is currently scheduled to expire at the end of 2012 and will have retroactive effect to the beginning of 2010. Accordingly, we anticipate that our operating expenses in Hungary will increase by approximately €12 million during the fourth quarter to reflect the cumulative 2010 impact of this tax. It is not yet clear whether the new Hungarian tax is compliant with European Union regulations.

Subscriber Statistics(6)

At September 30, 2010, our base of 16.2 million RGUs consisted of 9.1 million video, 4.2 million broadband internet, and 2.9 million telephony subscribers. Over the last twelve months, we have increased our RGUs by 401,000, or 3%, as compared to September 30, 2009.

Organic growth across our footprint has been increasingly driven by effective execution of our multi-play product strategy. Of our 9.9 million customers at September 30, 2010, 41% subscribe to a package that consists of more than one service. In particular, UPC Europe has grown its triple-play base by 17% over the last twelve months, helped by the incorporation of “Fiber Power” broadband products into our bundled offers.

During the third quarter of 2010, we generated 53,000 subscriber additions, in line with our growth of 59,000 RGUs in Q3 last year. On a product basis, our Q3 total was comprised of 79,000 broadband internet and 52,000 telephony additions, offset by a loss of 78,000 video RGUs. On a year-over-year basis, this represents an increase of 5% for broadband internet, while telephony additions remained relatively flat. Notably, UPC Europe’s Q3 broadband internet and telephony RGU additions outpaced the previous year’s respective third quarter additions by 13% and 22%, offsetting lower volume in Chile.

With respect to digital video, we added 154,000 RGUs in Q3 2010, led by Poland, the Netherlands and Hungary. We finished the third quarter with 3.7 million digital cable subscribers, representing digital penetration(7) of 44%, a significant improvement over our prior year digital penetration of 34%. As of Q3, our digital cable base reflects a DVR/HD penetration(8) of over 40%, as we delivered our second consecutive quarter with more than 100,000 HD additions(9) and continue to add meaningful HD content to our programming line-ups.

Similar to past periods, our digital growth was offset by analog attrition that resulted in a loss of 78,000 video RGUs in the third quarter of 2010. While this compares to a loss of 69,000 video subscribers for the respective prior year period, our Q3 performance represents our lowest video loss quarter of the year. Moreover, excluding Romania, our Q3 video loss was 55,000 which compares to a similarly-adjusted figure of 59,000 for Q3 last year.

From a geographic perspective, our Western European operations continued to perform strongly in the third quarter, posting a nearly four-fold improvement over the comparable three months of 2009, with 57,000 RGU additions. Of this total, each of our Dutch, Swiss, Austrian and Irish operations exceeded their respective prior year RGU growth. Offsetting our Western European performance, our CEE and Chilean operations each posted lower organic RGU additions in Q3 as compared to the respective prior year period. However, with EuroDOCSIS

3.0 now available to approximately 9 million homes across 7 European countries, we anticipate that our bundles and promotional offers position us favorably in our markets during the fall selling season.

Summary of Third-Party Debt and Cash and Cash Equivalents

The following table details our consolidated third-party debt and cash and cash equivalents as of the indicated periods:

	September 30,	June 30,
	2010	2010
	in millions
UPC Broadband Holding Bank Facility	€5,845.0	€6,059.2
UPCB Finance Limited 7.625% Senior Secured Notes due 2020(10)	495.9	495.8
UPC Holding 8.00% Senior Notes due 2016	300.0	300.0
UPC Holding 9.75% Senior Notes due 2018	375.4	374.9
UPC Holding 9.875% Senior Notes due 2018	273.6	303.5
UPC Holding 8.375% Senior Notes due 2020	640.0	—
UPC Holding 7.75% Senior Notes due 2014	—	384.6
UPC Holding 8.625% Senior Notes due 2014	—	230.9
Other debt, including capital lease obligations	23.7	24.3
Total third-party debt	€7,953.6	€8,173.2

Cash and cash equivalents	€71.3	€210.7

At September 30, 2010, we reported €8.0 billion of third-party debt and €71 million of cash and cash equivalents. As compared to June 30, 2010, our third-party debt decreased by €220 million, due largely to the FX impact associated with our U.S. dollar-denominated debt, as a result of the U.S. dollar weakening relative to the euro during the third quarter. During the third quarter, we issued €640 million in senior notes due 2020 at UPC Holding and used the net proceeds from this offering to repay our two issues of senior notes due 2014. In terms of our debt maturity schedule, over 85% of our third-party debt is scheduled to mature in 2015 and beyond. In addition at Q3 2010, we estimate that, on a fully swapped basis, our debt borrowing cost(11) was approximately 8.7%.

Borrowing Capacity & Covenant Calculations

UPC Broadband Holding B.V. (“UPC Broadband Holding”), our wholly-owned subsidiary, is a borrower and we are a guarantor of outstanding indebtedness under a senior secured credit facility (the “UPC Broadband Holding Bank Facility”). As of September 30, 2010, UPC Broadband Holding had maximum undrawn commitments under Facilities L, Q and W of the UPC Broadband Holding Bank Facility of €821 million, of which we estimate that approximately €439 million will be available upon completion of our third quarter compliance reporting requirements.

Similarly, based on the results for September 30, 2010 and subject to the completion of third quarter bank reporting requirements, (i) the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 3.73x,(12) and (ii) the ratio of Total Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility was 4.63x.(12)

UPC Broadband Holding Bank Facility

The following table details the key terms of the UPC Broadband Holding Bank Facility at September 30, 2010:

		As of September 30, 2010
Facility	Final maturity	Interest rate	Facility amount(13)	Unused borrowing capacity	Carrying value(14)
			in millions

Facility L	July 3, 2012	E + 2.25%	€129.7	€129.7	€—
Facility M	Dec. 31, 2014	E + 2.00%	€566.6	—	566.6
Facility N	Dec. 31, 2014	L + 1.75%	$357.2	—	262.3
Facility O(15)	July 31, 2013	SR + 2.75%	HUF 5,962.5 / PLN 115.1	—	50.6
Facility P	Sept. 2, 2013	L + 2.75%	$188.6	—	138.5
Facility Q	July 31, 2014	E + 2.75%	€422.0	422.0	—
Facility R	Dec. 31, 2015	E + 3.25%	€290.7	—	290.7
Facility S	Dec. 31, 2016	E + 3.75%	€1,740.0	—	1,740.0
Facility T	Dec. 31, 2016	L + 3.50%	$1,071.5	—	779.9
Facility U	Dec. 31, 2017	E + 4.00%	€1,250.8	—	1,250.8
Facility V(16)	Jan. 15, 2020	7.625%	€500.0	—	500.0
Facility W	Mar. 31, 2015	E + 3.00%	€269.1	269.1	—
Facility X	Dec. 31, 2017	L + 3.50%	$1,042.8	—	765.6
Elimination of Facility V in consolidation			€(500.0)	—	(500.0)
Total				€820.8	€5,845.0

About UPC Holding

UPC Holding connects its customers to the world of entertainment, communications and information, by offering advanced video, voice and broadband internet services. As of September 30, 2010, UPC Holding operated state-of-the-art networks in Europe and Chile, serving 10 million customers in 10 countries.

Disclaimer

This press release contains forward-looking statements, including our expectations with respect to our outlook and future growth prospects, including our continued ability to increase our organic RGU additions and further grow the penetration of our advanced services and our assessment of our liquidity and access to capital markets, including our borrowing availability and ability to continue to do opportunistic refinancings and debt maturity extensions; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including our next-generation broadband services and advanced digital video features; our insight and expectations regarding competitive and economic factors in our markets; the impact of our M&A activity on our operations and financial performance; our estimate of the impact of the new Hungarian tax law; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, any lingering impact from the Chilean earthquake, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by a percentage of revenue and achieve assumed margins, the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, as well as other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission including Liberty Global’s most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

We are required under the terms of the indentures for our Senior Notes to provide certain financial information regarding UPC Holding to bondholders on a quarterly basis. UPC Broadband Holding, our wholly-owned subsidiary, is a borrower and we are a guarantor of outstanding indebtedness under the UPC Broadband Holding Bank Facility, which also requires the provision of certain financial and related information to the lenders. This press release is being issued at this time, in connection with those obligations, due to the contemporaneous release by Liberty Global of its September 30, 2010 results. The financial information contained herein is preliminary and subject to change. We presently expect to issue our unaudited condensed consolidated financial statements prior to the end of November 2010, at which time they will be posted to the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading. Copies will also be available from the Trustee for the Senior Notes.

For more information, please contact:

Investor Relations		Corporate Communications
Christopher Noyes	+1 303.220.6693	Bert Holtkamp	+31 20.778.9800
Molly Bruce	+1 303.220.4202

(1)

UPC Slovenia was sold on July 15, 2009 and thus, its results of operations, subscriber metrics and cash flows have been classified as discontinued operations for all periods presented. Accordingly, the financial and statistical information presented herein includes only our continuing operations. Additionally, a common control transfer occurred during the fourth quarter of 2009 (the “Q4 2009 Common Control Transfer”), which involved the transfer of two subsidiaries that perform certain corporate and administrative functions to another LGI subsidiary outside of UPC Holding. All amounts presented for periods prior to this transfer have been recast to give retroactive effect to this transaction.

(2)

Please see footnotes to the operating data table for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. Organic figures represent changes on a net basis.

(3)	Please see page 9 for our definition of operating cash flow and a reconciliation to operating income.
(4)

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective period in 2010, we have adjusted our historical 2009 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2009 and 2010 in the respective 2009 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2010 results and (ii) reflect the translation of our 2009 rebased amounts at the applicable average exchange rates that were used to translate our 2010 results. Please see page 6 for supplemental information.

(5)	OCF margin is calculated by dividing OCF by total revenue for the applicable period.
(6)	All quarterly subscriber/RGU additions or losses refer to organic changes, unless otherwise noted.
(7)	Digital penetration is calculated by dividing digital cable RGUs by the total of digital and analog cable RGUs.
(8)	DVR/HD penetration is calculated by dividing the sum of DVR and HD customers by total digital cable RGUs.
(9)	HD additions include the total organic subscription additions of both HD-only and HD/DVR receivers.
(10)

UPCB Finance is a special purpose financing company created for the primary purpose of issuing the UPCB Senior Secured Notes and is owned 100% by a charitable trust. UPCB Finance used the proceeds from the UPCB Senior Secured Notes to fund Facility V under the UPC Broadband Holding Bank Facility, with UPC Financing Partnership (“UPC Financing”), our direct subsidiary, as the borrower. UPCB Finance is dependent on payments from UPC Financing under Facility V in order to service its payment obligations under the UPCB Senior Secured Notes. As such, UPCB Finance is a variable interest entity and UPC Financing and its parent entities, including UPC Holding, are required by accounting principles generally accepted in the U.S. (“GAAP”) to consolidate UPCB Finance. Accordingly, the amounts outstanding under Facility V eliminate within our condensed consolidated financial statements.

(11)

Our fully swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness, including the effects of derivative instruments, discounts and commitment fees, but excluding the impact of financing costs.

(12)

Our covenant calculations are based on debt amounts which take into account currency swaps calculated at weighted average FX rates across the period. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

(13)

Amounts represent total third-party commitments at September 30, 2010 without giving effect to the impact of discounts. Certain of the originally committed amounts under Facilities L, M, N and P have been novated to UPC Broadband Operations, and accordingly, such amounts are not included in the table.

(14)	The Facility T amount includes the impact of discounts.
(15)	SR refers to the specified percentage rate per annum determined by the Polish Association of Banking Dealers — Forex Poland or the National Bank of Hungary, as appropriate for the relevant period.
(16)

The amount outstanding under Facility V is eliminated through the consolidation of UPCB Finance within our condensed consolidated financial statements. Pursuant to the Facility V accession agreement, the call provisions, maturity and applicable interest rates for Facility V are the same as those of the UPCB Finance Senior Secured Notes.

Revenue and Operating Cash Flow

The following tables present preliminary revenue and operating cash flow by reportable segment for the three and nine months ended September 30, 2010, as compared to the corresponding prior year periods. All of the reportable segments derive their revenue primarily from broadband communications and/or DTH services, including video, voice and broadband internet services. Certain segments also provide business-to-business services. At September 30, 2010, our operating segments in UPC Europe division provided services in nine European countries. Our Other Western Europe segment includes our operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. VTR provides broadband communications services in Chile.

UPC Europe provides DTH services to customers in the Czech Republic, Hungary, Romania and Slovakia. During the first quarter of 2010, we initiated the process of centralizing these DTH operations into a Luxembourg-based organization, which we refer to as “Luxco DTH,” and began reporting Luxco DTH’s operations under a centralized management structure within UPC Europe’s Central and Eastern Europe reportable segment. Under the previous management structure, these DTH operations were managed locally in the respective countries with support from UPC Europe’s central operations and, accordingly, were reported in the results of UPC Europe’s Central and Eastern Europe and central operations segments. With the exception of the Romanian DTH operations, management responsibility for all of these DTH operations has been transferred to Luxco DTH as of September 30, 2010. As a result of this change in management structure, the Luxco DTH operating results that were previously reported in UPC Europe’s central operations are now reported within UPC Europe’s Central and Eastern Europe segment. Segment information for all periods presented has been restated to reflect the above-described change, give effect to the Q4 2009 Common Control Transfer (as discussed in note 1 on page 5) and present UPC Slovenia as a discontinued operation. We present only the reportable segments of our continuing operations in the following tables.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2010, we have adjusted our historical revenue and OCF for the three and nine months ended September 30, 2009 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2009 and 2010 in our rebased amounts for the three and nine months ended September 30, 2009 to the same extent that the revenue and OCF of such entities are included in our 2010 results and (ii) reflect the translation of our rebased amounts for the three and nine months ended September 30, 2009 at the applicable average exchange rates that were used to translate our 2010 results. The acquired entity that has been included in the determination of our rebased revenue and OCF for the nine months ended September 30, 2009 is one small acquisition in Europe. We have reflected the revenue and OCF of this acquired entity in our 2009 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between GAAP and local generally accepted accounting principles, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entity and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired business during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of this entity on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical 2009 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our 2009 rebased amounts have not been prepared with a view towards complying with Article 11 of the Securities and Exchange Commission’s Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if this transaction had occurred on the date assumed for purposes of calculating our rebased 2009 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing 2010 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for 2009. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

The selected financial data contained herein is preliminary and unaudited and subject to possible adjustments in connection with the publication of UPC Holding’s September 30, 2010 unaudited condensed consolidated financial statements. In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the euro change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis.

Revenue

	Three months ended September 30,		Increase (decrease)		Increase (decrease)
	2010	2009	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€218.8	€201.6	€17.2	8.5	8.5
Switzerland	209.8	181.0	28.8	15.9	1.6
Other Western Europe	152.8	147.8	5.0	3.4	3.4
Total Western Europe	581.4	530.4	51.0	9.6	4.6
Central and Eastern Europe	208.6	205.2	3.4	1.7	1.0
Central operations	(0.1)	0.2	(0.3)	N.M.	—
Total UPC Europe	789.9	735.8	54.1	7.4	3.6
VTR (Chile)	159.2	125.7	33.5	26.7	7.1
Total	€949.1	€861.5	€87.6	10.2	4.2

	Nine months ended September 30,		Increase (decrease)		Increase (decrease)
	2010	2009	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€647.7	€609.7	€38.0	6.2	6.2
Switzerland	594.8	545.9	48.9	9.0	1.0
Other Western Europe	460.5	445.4	15.1	3.4	3.4
Total Western Europe	1,703.0	1,601.0	102.0	6.4	3.6
Central and Eastern Europe	623.1	598.5	24.6	4.1	(0.1)
Central operations	0.4	(0.4)	0.8	N.M.	—
Total UPC Europe	2,326.5	2,199.1	127.4	5.8	2.6
VTR (Chile)	441.2	371.9	69.3	18.6	3.7
Total	€2,767.7	€2,571.0	€196.7	7.7	2.8

N.M. — Not Meaningful

Operating Cash Flow

	Three months ended September 30,		Increase (decrease)		Increase (decrease)
	2010	2009	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€129.3	€122.2	€7.1	5.8	5.8
Switzerland	121.4	103.2	18.2	17.6	3.2
Other Western Europe	72.4	69.3	3.1	4.5	4.5
Total Western Europe	323.1	294.7	28.4	9.6	4.5
Central and Eastern Europe	105.3	109.3	(4.0)	(3.7)	(4.2)
Central operations	(29.7)	(27.0)	(2.7)	(10.0)	—
Total UPC Europe	398.7	377.0	21.7	5.8	1.7
VTR (Chile)	69.1	52.2	16.9	32.4	12.2
Total	€467.8	€429.2	€38.6	9.0	3.1

	Nine months ended September 30,		Increase (decrease)		Increase (decrease)
	2010	2009	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€376.8	€356.1	€20.7	5.8	5.8
Switzerland	329.8	305.1	24.7	8.1	0.1
Other Western Europe	211.5	206.5	5.0	2.4	2.4
Total Western Europe	918.1	867.7	50.4	5.8	3.0
Central and Eastern Europe	308.9	308.4	0.5	0.2	(3.9)
Central operations	(86.6)	(84.0)	(2.6)	(3.1)	—
Total UPC Europe	1,140.4	1,092.1	48.3	4.4	1.0
VTR (Chile)	182.6	150.7	31.9	21.2	5.7
Total	€1,323.0	€1,242.8	€80.2	6.5	1.6

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Operating cash flow is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, related-party fees and allocations, depreciation and amortization and impairment, restructuring and other operating charges or credits). Other operating charges or credits include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on settlement of contingent consideration. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	in millions
Total segment operating cash flow	€467.8	€429.2	€1,323.0	€1,242.8
Stock-based compensation expense	(4.1)	(6.2)	(14.6)	(11.0)
Depreciation and amortization	(247.3)	(265.5)	(738.0)	(790.2)
Related-party fees and allocations, net	(1.0)	(7.2)	(9.1)	(22.8)
Impairment, restructuring and other operating credits (charges)	(4.3)	0.4	(10.1)	(89.1)
Operating income	€211.1	€150.7	€551.2	€329.7

Capital Expenditure Summary

The following table provides UPC Holding capital expenditures for the indicated periods:

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	in millions
UPC Europe:
The Netherlands	€30.2	€32.9	€88.8	€75.0
Switzerland	39.9	44.6	117.2	147.5
Other Western Europe	38.9	39.5	105.9	129.3
Total Western Europe	109.0	117.0	311.9	351.8
Central and Eastern Europe	42.8	52.3	121.4	158.7
Central operations	17.7	16.4	50.7	47.2
Total UPC Europe	169.5	185.7	484.0	557.7
VTR (Chile)	39.3	24.8	116.9	91.2
Total UPC Holding	€208.8	€210.5	€600.9	€648.9

Customer Breakdown and Bundling

The following table provides information on the geography of our customer base and highlights our customer bundling metrics at September 30, 2010, June 30, 2010, and September 30, 2009:

	September 30, 2010	June 30, 2010	September 30, 2009	Q3’10 / Q2’10 (% Change)	Q3’10 / Q3’09 (% Change)
Total Customers
UPC Europe	8,863,300	8,935,800	9,099,400	(0.8)%	(2.6)%
VTR	1,068,800	1,066,200	1,051,000	0.2%	1.7%
UPC Holding	9,932,100	10,002,000	10,150,400	(0.7)%	(2.2)%

Total Single-Play Customers	5,822,500	5,959,600	6,400,700	(2.3)%	(9.0)%
Total Double-Play Customers	1,901,600	1,883,700	1,801,000	1.0%	5.6%
Total Triple-Play Customers	2,208,000	2,158,700	1,948,700	2.3%	13.3%

% Double-Play Customers
UPC Europe	18.8%	18.4%	17.3%	2.2%	8.7%
VTR	22.4%	22.2%	21.2%	0.9%	5.7%
UPC Holding	19.1%	18.8%	17.7%	1.6%	7.9%

% Triple-Play Customers
UPC Europe	19.9%	19.2%	16.5%	3.6%	20.6%
VTR	41.8%	41.8%	42.4%	(0.0)%	(1.4)%
UPC Holding	22.2%	21.6%	19.2%	2.8%	15.6%

RGUs per Customer Relationship
UPC Europe	1.58	1.57	1.50	0.6%	5.3%
VTR	2.06	2.06	2.06	0.0%	0.0%
UPC Holding	1.64	1.62	1.56	1.2%	5.1%

ARPU per Customer Relationship Table

The following table provides ARPU per customer relationship(1) for the indicated periods:

	Three months ended September 30,					FX Neutral
	2010		2009		% Change	% Change(2)
UPC Europe		€25.84		€23.62	9.4%	5.6%
VTR	CLP	29,845	CLP	28,554	4.5%	4.5%
UPC Holding		€27.91		€24.95	11.9%	5.8%

(1)

ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for UPC Europe and UPC Holding are not adjusted for currency impacts.

(2)	FX neutral percentage change represents the percentage change on a year-over-year basis adjusted for FX impacts. Average FX rates for the applicable 2010 period are applied to the 2009 results.

Operating Data Table

Operating Data — September 30, 2010 - UPC Holding Consolidated

		Two-way			Video					Internet		Telephony
	Homes Passed(1)	Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Europe:
The Netherlands(13)	2,782,500	2,663,200	1,909,700	3,424,900	1,051,000	855,800	—	—	1,906,800	2,701,300	815,600	2,672,100	702,500
Switzerland(13)	2,029,100	1,714,100	1,573,000	2,358,400	1,105,200	431,700	—	—	1,536,900	2,101,000	500,900	2,100,800	320,600
Austria	1,167,000	1,167,000	706,500	1,276,300	269,600	257,500	—	—	527,100	1,167,000	435,100	1,167,000	314,100
Ireland	876,300	648,700	531,000	762,700	115,300	308,600	—	66,900	490,800	648,700	184,700	578,200	87,200
Total Western Europe	6,854,900	6,193,000	4,720,200	7,822,300	2,541,100	1,853,600	—	66,900	4,461,600	6,618,000	1,936,300	6,518,100	1,424,400
Hungary	1,244,100	1,230,500	876,200	1,386,800	357,500	225,800	177,900	—	761,200	1,230,500	358,100	1,232,900	267,500
Romania	2,068,900	1,632,400	1,156,000	1,554,200	694,200	263,600	198,200	—	1,156,000	1,632,400	256,000	1,570,600	142,200
Poland	2,040,000	1,914,800	1,086,300	1,732,200	683,900	332,800	—	—	1,016,700	1,914,800	498,900	1,914,700	216,600
Czech Republic	1,323,300	1,213,500	752,900	1,191,400	123,200	402,400	83,300	—	608,900	1,213,500	399,000	1,209,400	183,500
Slovakia	494,200	444,400	271,700	360,900	145,800	78,300	34,000	3,000	261,100	407,000	67,900	407,000	31,900
Total Central & Eastern Europe	7,170,500	6,435,600	4,143,100	6,225,500	2,004,600	1,302,900	493,400	3,000	3,803,900	6,398,200	1,579,900	6,334,600	841,700
Total UPC Europe	14,025,400	12,628,600	8,863,300	14,047,800	4,545,700	3,156,500	493,400	69,900	8,265,500	13,016,200	3,516,200	12,852,700	2,266,100

VTR (Chile)	2,665,700	2,015,000	1,068,800	2,201,900	308,400	586,500	—	—	894,900	2,015,000	689,700	2,004,000	617,300

Total UPC Holding	16,691,100	14,643,600	9,932,100	16,249,700	4,854,100	3,743,000	493,400	69,900	9,160,400	15,031,200	4,205,900	14,856,700	2,883,400

Subscriber Variance Table — September 30, 2010 vs. June 30, 2010 - UPC Holding Consolidated

		Two-way			Video					Internet		Telephony
	Homes Passed(1)	Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Europe:
The Netherlands(13)	5,200	42,700	(23,900)	19,800	(51,700)	27,600	—	—	(24,100)	41,500	20,800	41,600	23,100
Switzerland(13)	12,500	11,600	(3,000)	5,200	(19,200)	17,100	—	—	(2,100)	28,300	4,700	28,100	2,600
Austria	2,500	2,500	(3,100)	5,000	(11,000)	7,200	—	—	(3,800)	2,500	1,500	2,500	7,300
Ireland	(1,700)	27,700	(200)	20,300	(11,500)	10,200	—	(2,600)	(3,900)	27,700	14,700	34,200	9,500
Total Western Europe	18,500	84,500	(30,200)	50,300	(93,400)	62,100	—	(2,600)	(33,900)	100,000	41,700	106,400	42,500
Hungary	3,300	4,200	(5,000)	4,700	(24,900)	18,300	(1,600)	—	(8,200)	4,200	7,700	4,200	5,200
Romania	400	6,000	(22,600)	(35,200)	(42,900)	9,600	10,800	—	(22,500)	6,000	(7,500)	6,100	(5,200)
Poland	7,000	24,400	1,000	24,400	(35,000)	37,800	—	—	2,800	24,400	13,700	24,700	7,900
Czech Republic	1,500	1,500	(15,000)	(8,500)	(10,300)	5,200	(11,600)	—	(16,700)	1,500	6,800	1,500	1,400
Slovakia	1,800	5,900	(700)	2,500	(8,700)	4,600	2,800	(200)	(1,500)	5,700	2,400	5,700	1,600
Total Central & Eastern Europe	14,000	42,000	(42,300)	(12,100)	(121,800)	75,500	400	(200)	(46,100)	41,800	23,100	42,200	10,900
Total UPC Europe	32,500	126,500	(72,500)	38,200	(215,200)	137,600	400	(2,800)	(80,000)	141,800	64,800	148,600	53,400

VTR (Chile)	38,200	36,800	2,600	7,800	(20,300)	16,300	—	—	(4,000)	36,800	13,500	37,200	(1,700)

Total UPC Holding	70,700	163,300	(69,900)	46,000	(235,500)	153,900	400	(2,800)	(84,000)	178,600	78,300	185,800	51,700

UPC Europe	32,300	127,300	(65,600)	45,100	(208,900)	137,600	400	(2,800)	(73,700)	142,600	65,300	148,600	53,500
VTR (Chile)	38,200	36,800	2,600	7,800	(20,300)	16,300	—	—	(4,000)	36,800	13,500	37,200	(1,700)
Total Organic Change	70,500	164,100	(63,000)	52,900	(229,200)	153,900	400	(2,800)	(77,700)	179,400	78,800	185,800	51,800

ADJUSTMENTS:
Acquisition - Broadworks (Ireland)	200	—	200	200	200	—	—	—	200	—	—	—	—
Netherlands adjustment	—	—	(7,100)	(7,100)	(6,500)	—	—	—	(6,500)	—	(500)	—	(100)
Ireland adjustment	—	(800)	—	—	—	—	—	—	—	(800)	—	—	—
Net adjustments	200	(800)	(6,900)	(6,900)	(6,300)	—	—	—	(6,300)	(800)	(500)	—	(100)

Total Net Adds (Reductions)	70,700	163,300	(69,900)	46,000	(235,500)	153,900	400	(2,800)	(84,000)	178,600	78,300	185,800	51,700

Footnotes for Operating Data and Subscriber Variance Tables

(1)

Homes Passed are homes or residential multiple dwelling units that can be connected to our networks without materially extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint (microwave) Distribution System (MMDS) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used by Cablecom in Switzerland (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (Austria GmbH), we do not report homes passed for Cablecom’s partner networks or the unbundled loop and shared access network used by Austria GmbH.

(2)

Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video and internet services and, in most cases, telephony services. Due to the fact that we do not own the partner networks used in Switzerland and the Netherlands or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Cablecom’s or the Netherlands’ partner networks or the unbundled loop and shared access network used by Austria GmbH.

(3)

Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as Revenue Generating Units (RGUs), without regard to which, or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (EBU) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables below. Customer Relationships generally are counted on a unique premise basis. Accordingly, if an individual receives our services in two premises (e.g., primary home and vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(4)

Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premise basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives our service in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs.

(5)

Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. In Europe, we have approximately 416,300 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels.

(6)

Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. Individuals who receive digital cable service through a purchased digital set-top box or cable card but do not pay a monthly digital service fee are counted as Digital Cable Subscribers to the extent that such individuals are subscribing to our analog cable service. In the case of Cablecom, we estimate the number of such subscribers using surveys and other means. At September 30, 2010, we included 42,600 of these subscribers in the Digital Cable Subscribers reported for Cablecom. Subscribers to digital cable services provided by Cablecom over partner networks receive analog cable services from the partner networks as opposed to Cablecom.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.
(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via a multi-channel multipoint (microwave) distribution system.
(9)

Internet Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of broadband internet services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

(10)

Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include 79,300 residential digital subscriber line (DSL) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections.

(11)

Telephony Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of telephony services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)

Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers in Austria include 55,600 residential subscribers of Austria GmbH that are not serviced over our networks.

(13)

Pursuant to service agreements, Cablecom and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (partner networks). A partner network RGU is only recognized if there is a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the applicable service agreements. Internet and Telephony Homes Serviceable with respect to partner networks have been estimated by Cablecom. These estimates may change in future periods as more accurate information becomes available. At September 30, 2010, Cablecom’s partner networks account for 108,200 Customer Relationships, 157,300 RGUs, 71,600 Digital Cable Subscribers, 386,900 Internet Homes Serviceable, 386,700 Telephony Homes Serviceable, 51,900 Internet Subscribers, and 33,800 Telephony Subscribers. In addition, partner networks account for 476,500 digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our September 30, 2010 subscriber table.

Additional General Notes to Tables:

With respect to Chile, residential multiple dwelling units with a discounted pricing structure for video, broadband internet or telephony services are counted on an EBU basis. With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries. EBU is generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in the Netherlands, Switzerland, Austria, Ireland, Hungary and Romania. We generally do not count customers of these services as subscribers, customers or RGUs.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.